SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2016

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 11, 2016,  the Board of Directors (the “Board”) of AtriCure, Inc. (the “Company”) appointed Sven Wehrwein to serve as a Director until the next Annual Meeting of Stockholders.  The Board has determined that Mr. Wehrwein is an independent director in accordance with guidelines that the Company has adopted, which guidelines comply with the listing standards set forth by The NASDAQ Stock Market. Mr. Wehrwein also has been appointed to the Board’s Audit Committee.

Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer, and certified public accountant. Wehrwein currently sits on the boards of several companies, including Proto Labs, Inc. and SPS Commerce, Inc. In addition, he has served as a Director for a number of other medical device and high growth companies including tenures on the boards of Compellent Technologies, Synovis Life Technologies, and Vital Images.

There is no arrangement or understanding between Mr. Wehrwein and any other person pursuant to which Mr. Wehrwein was appointed as a Director of the Company, and there have been no transactions nor are there any proposed transactions between the Company and Mr. Wehrwein that would require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Wehrwein will receive compensation for his service as a director in accordance with the Company’s compensation policies for non-employee directors, which are described under the heading “Director Compensation” in the Company’s proxy statement filed with the SEC on April 15, 2016.

A copy of the press release announcing Mr. Wehrwein’s appointment is furnished as Exhibit 99.1 and incorporated by reference in this Item 5.02.

Item 9.01Financial Statements and Exhibits.

(d)  Exhibits

No.Description

99.1Press Release dated November 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

Dated:  November 14, 2016By:    /s/ M. Andrew Wade                                _

M. Andrew Wade

Senior Vice President and Chief Financial Officer